Cancer Genetics Reports First Quarter 2018 Financial Results and

Provides Strategic Business Updates

Conference call at 8:30 a.m. EDT, Tuesday, May 15, 2018

RUTHERFORD, N.J., May 15, 2018 — Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for oncology through molecular markers and diagnostics, today announced financial and operating results for the first quarter ended March 31, 2018 as well as an update on its strategic direction and key organizational initiatives.

John A. Roberts, Chief Executive Officer of Cancer Genetics said, “Our progress during the first quarter aligned with our transformation strategy for 2018, which focuses on leveraging our core competencies and market-leading portfolio of diagnostics to accelerate the path to profitability and improve our competitive position.

“We are particularly pleased with the expansion of our Biopharma and Discovery Services businesses, where we are continuing to capitalize on the significant synergies that exist to add new clients and expand revenue among existing clients. Our oncology-focused testing, genomic services and biomarker insight capabilities are among the strongest in the industry, and add substantive value to our partners’ development efforts. We are currently supporting over 300 clinical trial and discovery projects, including 101 clinical trials that are focused on the growing trends associated with immuno-oncology product development, and are continuing to add more as we expand our capabilities and further establish ourselves as a major player in this space.

Mr. Roberts added, “In addition to expanding Biopharma and Discovery Services activities, there are two other keys to executing this strategy, which we believe will drive revenue growth and operating cost reductions. These were the divestiture of certain non-strategic assets and the reduction of our geographic footprint. We advanced both of these initiatives since the beginning of 2018.”

“In an effort to further optimize efficiency across the organization, we recently completed the sale of our India operation to REPROCELL Incorporated and made the strategic decision to consolidate our Los Angeles laboratory operations, relocating our comprehensive solid tumor test portfolio and capabilities to our New Jersey and North Carolina facilities during the second and third quarters of 2018. These actions represent an important step in focusing our business, simplifying our operating structure and generating monetary value for the Company, and are consistent with the execution of the transformation strategy.”

Mr. Roberts concluded, “Overall, we are pleased with the advancements we have made since the beginning of 2018. We are continuing to leverage synergies and implement strategies aimed at accelerating growth, while reducing expenses associated with non-core activities. We remain committed to optimizing our proprietary and unique test and service offerings to drive a leadership position in precision oncology.”

FIRST QUARTER 2018 AND RECENT OPERATIONAL HIGHLIGHTS

●	Received special 510(k) clearance from the FDA for the Tissue of Origin (TOO®) test to identify tumor origin and differentiate between metastatic, poorly differentiated, or undifferentiated cancers.

●	Completed sale of wholly-owned subsidiary BioServe Biotechnologies (India) Private Limited to REPROCELL for $1.9 million in April 2018.

●	As part of 2018 transformation strategy, began the consolidation of the west coast molecular profiling laboratory and relocation of most of these activities to New Jersey and North Carolina laboratories. The consolidation of this facility is expected to reduce operating expenses by over $4 million annually once completed, with completion planned for September 2018.

FIRST QUARTER 2018 FINANCIAL RESULTS

On January 1, 2018 the Company adopted the FASB Accounting Standards Codification Topic 606 “Revenue from Contracts with Customers” (“ASC 606”). The Company also adopted several FASB Accounting Standards Updates (“ASUs”). Financial information for the three months ended March 31, 2017 has not been restated and continues to be reported under the accounting standards in effect for that period. Additional information on the recently adopted accounting standards is included in the Company’s quarterly report on Form 10-Q for the period ended March 31, 2018.

The Company reported total revenue of $7.7 million for the first quarter of 2018 compared to revenue of $7.0 million in the first quarter of 2017, an increase of 10% or $0.7 million.

Biopharma services revenue totaled $3.7 million in the first quarter, flat compared to $3.7 million during the first quarter 2017. Biopharma projects are dependent on the timing, size and duration of our contracts with pharmaceutical and biotech companies and clinical research organizations, and can fluctuate in comparable periods. The Company increased the number of clinical studies and trials it is supporting to 241, up from 140 in Q1 2017. The Company’s book-to-bill ratio moved from 1.2 in Q1 2017 to 1.3 in Q1 2018.

Clinical Services revenue decreased by approximately $0.7 million in the first quarter of 2018 compared to the same period in 2017, from $3.0 million to $2.3 million. The decrease in revenue was primarily related to the adoption of ASC 606, and a 16% decline in test volume in the NJ lab.

The Company’s Discovery Services contributed $1.7 million in revenue for the first quarter of 2018, an increase of approximately $1.4 million compared to $0.3 million in the first quarter of 2017. The increase was driven by a full quarter of vivoPharm revenue following its acquisition in August 2017, as well as growing demand for the Company’s early-stage discovery and bioinformatics analysis capabilities.

Gross profit margin was 33.7% or $2.6 million in Q1 2018, compared to 40% or $2.8 million in the first quarter 2017. Gross profit and gross margin percentage were impacted by a reduction in the number of non-revenue generating test validations, an increased focus among clinical and medical staff on customer-driven initiatives, and the continued rationalization of the Company’s cost structure from prior acquisitions and efforts to introduce greater efficiency in its laboratory operations.

Total operating expenses for the first quarter of 2018 were approximately $7.5 million, an increase of 35.5% compared to $5.6 million during the first quarter of 2017. The increase in total operating expenses is primarily related to the addition of SG&A expenses from the vivoPharm acquisition of $0.9 million, increases in sales and marketing costs of $0.4 million in the comparable periods as the Company ramped up clinical sales during the second half of 2017, non-cash charges associated with severance related payroll and benefit costs of $0.5 million in Q1 2018 and an increase in bad debt reserve of $0.5 million related to its Clinical Services business.

Net loss was $(4.5) million or $(0.16) per share for the first quarter of 2018, compared to a net loss of $(9.6) million or $(0.51) per share for the first quarter of 2017.

Cash and cash equivalents, excluding restricted cash of $0.4 million as of March 31, 2018 totaled $4.0 million, compared to $9.9 million as of December 31, 2017.

As announced on April 2, 2018, the Company engaged Raymond James & Associates, Inc. as a financial advisor to assist with evaluating options for the Company’s strategic direction. These options may include raising additional capital, the acquisition of another company and / or complementary assets, the sale of the Company, or another type of strategic partnership.

CONFERENCE CALL & WEBCAST

Tuesday, May 15, 2018, 8:30 a.m. Eastern Time

Domestic:	800-289-0438
International:	323-794-2423
Conference ID:	4878415
Webcast:	http://public.viavid.com/index.php?id=129776

Replay – Available through May 29, 2018

Domestic:	844-512-2921
International:	412-317-6671
Conference ID:	4878415

ABOUT CANCER GENETICS

Cancer Genetics, Inc. is a leader in enabling precision medicine in oncology by partnering with leading pharmaceutical and biotechnology companies developing novel treatments to fight cancer and supporting physicians providing direct patient care through the use of oncology biomarkers and molecular testing. CGI has developed a global footprint with locations in the US, Australia and China. We have established strong clinical research collaborations with leading biopharma companies and major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, USC Norris Comprehensive Cancer Center, Tisch Cancer Institute at Mount Sinai and the National Cancer Institute among others.

The Company offers a comprehensive array of oncology-focused services that provide critical genomic and biomarker information. The Company’s team of medical and scientific experts delivers clinical laboratory services from CLIA-certified and CAP-accredited laboratories in the US with licensure from several states, including New York State; and preclinical services, including animal studies, from GLP-compliant audited facilities.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Facebook: www.facebook.com/CancerGenetics

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in revenues, margins, research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. tests and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or bookings or discontinuance of trials, risks that anticipated benefits from acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights, uncertainty of collections from Medicare and third party payors for novel tests and services, uncertainty in the level of operating expense savings that our consolidation initiatives will achieve and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2017 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contacts:

Lee Roth / Carol Ruth

The Ruth Group

Tel: 646-536-7012 / 7026

Email: lroth@theruthgroup.com

Media Contact:

Kirsten Thomas

The Ruth Group

Tel: 508-280-6592

Email: kthomas@theruthgroup.com

Cancer Genetics, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(in thousands, except par value)

	March 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,022	$9,541
Accounts receivable, net of allowance for doubtful accounts of 2018 $7,003; 2017 $6,539	10,335	10,958
Assets held for sale	2,058	—
Other current assets	2,622	2,707
Total current assets	19,037	23,206
FIXED ASSETS, net of accumulated depreciation	4,876	5,550
OTHER ASSETS
Restricted cash	350	350
Patents and other intangible assets, net of accumulated amortization	4,375	4,478
Investment in joint venture	244	246
Goodwill	17,257	17,992
Other	305	399
Total other assets	22,531	23,465
Total Assets	$46,444	$52,221
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$8,921	$8,715
Obligations under capital leases, current portion	319	272
Liabilities held for sale	221	—
Deferred revenue	1,751	516
Line of credit	3,510	4,137
Term note, current portion	6,000	6,000
Total current liabilities	20,722	19,640
Obligations under capital leases	641	624
Deferred rent payable and other	324	360
Warrant liability	3,711	4,403
Deferred revenue, long-term	992	429
Total Liabilities	26,390	25,456
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares, $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 27,730 and 27,754 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	3	3
Additional paid-in capital	161,801	161,527
Accumulated other comprehensive income	49	69
Accumulated (deficit)	(141,799)	(134,834)
Total Stockholders’ Equity	20,054	26,765
Total Liabilities and Stockholders’ Equity	$46,444	$52,221

Cancer Genetics, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Loss (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenue	$7,667	$6,966
Cost of revenues	5,082	4,209
Gross profit	2,585	2,757
Operating expenses:
Research and development	681	1,110
General and administrative	5,260	3,477
Sales and marketing	1,591	971
Total operating expenses	7,532	5,558
Loss from operations	(4,947)	(2,801)
Other income (expense):
Interest expense	(239)	(194)
Interest income	21	17
Change in fair value of acquisition note payable	17	(232)
Change in fair value of warrant liability	692	(7,294)
Other expense	—	(46)
Total other (expense)	491	(7,749)
Loss before income taxes	(4,456)	(10,550)
Income tax (benefit)	—	(970)
Net (loss)	$(4,456)	$(9,580)
Basic and diluted net (loss) per share	$(0.16)	$(0.51)
Basic and diluted weighted-average shares outstanding	27,049	18,904

Net (loss)	(4,456)	(9,580)
Foreign currency translation (loss)	(20)	—
Comprehensive (loss)	(4,476)	(9,580)